For media inquiries:	For investor relations inquiries:
Meredith J. Ching	Suzy P. Hollinger
808.525.6669	808.525.8422
mching@abinc.com	shollinger@abinc.com

FOR RELEASE:
4:00 P.M. EASTERN STANDARD TIME
Tuesday, November 8, 2011

ALEXANDER & BALDWIN REPORTS THIRD QUARTER 2011 RESULTS
•	Fourth consecutive quarter of year-over-year Hawaii container volume growth
•	Real Estate Sales post year-over-year improvement
•	Agribusiness continues strong performance
•	CLX2 shutdown substantially complete; challenging Transpacific environment persists

Honolulu (November 8, 2011) -- Alexander & Baldwin, Inc. (NYSE:ALEX) today reported net income for the third quarter of 2011 of $8.7 million, or $0.21 per diluted share, compared to $25.7 million, or $0.62 per diluted share last year. As described in last quarter’s earnings release, the Company elected to discontinue its second China-Long Beach service (CLX2) in the third quarter. Excluding losses related to the operation and shut down of CLX2, net income for the third quarter was $26.4 million, or $0.63 per diluted share, compared to $27.0 million, or $0.65 per diluted share last year.1 Revenue for the third quarter of 2011 was $440.2 million, compared to $437.3 million for the third quarter of 2010.
Net income for the first nine months ended September 30, 2011, was $32.6 million, or $0.77 per diluted share, compared to $71.9 million, or $1.74 per diluted share last year. Excluding CLX2 operating and shutdown losses, net income for the nine months was $69.4 million, or $1.65 per diluted share, compared to $73.2 million, or $1.77 per diluted share last year.1 Revenue for the first nine months of 2011 was $1,262.1 million, compared to $1,176.0 million last year.
“Exclusive of losses from our discontinued second China-Long Beach service (CLX2), the Company’s overall performance for the third quarter was relatively consistent with last year’s results. We have benefited from the solid performance of our core Hawaii Transportation service, improved Agribusiness results, and consistent performance from our Real Estate segments,” said Stanley M. Kuriyama, A&B president and chief executive officer. “These benefits were offset by losses from CLX2 and lower results from our first China-Long Beach service (CLX1) due to the weak Transpacific trade, although CLX1 remains profitable due to its performance advantage of having west- and east-bound head hauls,” Kuriyama continued. “Gains from the sale of an industrial property on Maui helped Real Estate Sales improve modestly compared to last year, and Agribusiness is performing particularly well due to increased production and improved sugar and power prices.”

QUARTER SUMMARY
Ocean Transportation operating profit for the third quarter was $28.6 million, compared to $42.5 million last year. Excluding $6.1 million of CLX2 shutdown losses in the third quarter of 2011 that did not qualify for discontinued operations accounting treatment, adjusted Ocean Transportation operating profit was $34.7 million, compared to $42.5 million last year.2  The year-over-year decline in adjusted Ocean Transportation operating profit was primarily due to lower year-over-year rates for CLX1 and lower SSAT volumes, partially offset by a year-over-year increase in Hawaii container volumes and lower operating expenses.
Transpacific market conditions continued to be highly challenging during the third quarter. Overcapacity in the trade lane resulted in a weak peak season, which stands in stark contrast to last year’s strong rate environment. The persistent weakness in the trade lane validates the Company’s earlier decision to discontinue the operation of CLX2, which was more exposed to volatile Transpacific trade lane rates than CLX1 because of CLX2’s lack of a west-bound head haul. Total losses, net of taxes, from the operation and shut down of CLX2 for the third quarter of 2011 were $17.7 million3 (of which $14.0 million was included in losses from discontinued operations), in line with previous expectations.
Real Estate Leasing operating profit including discontinued operations in the quarter of $9.2 million was relatively flat compared to last year. The third quarter’s 92 percent occupancy in the Mainland portfolio reflects significant improvement over last year’s third quarter occupancy of 85 percent, and stable performance from last quarter’s 93 percent. Hawaii occupancy for the third quarter of 2011 was consistent with last year and last quarter at 91 percent.
Third quarter operating profit from Real Estate Sales including discontinued operations was $3.5 million, compared to $2.9 million last year. This operating profit mainly reflects the gain from the sale of an industrial property on Maui.
Agribusiness continues to perform well, posting operating profit for the third quarter of $3.8 million, compared to $0.8 million last year. The year-over-year earnings improvement for the quarter resulted primarily from higher power and specialty sugar sales margins compared to last year.

1 Refer to pages 12 to 14 of this release for a discussion of the Company’s use of non-GAAP financial measures and a reconciliation of net income and diluted earnings per share to adjusted net income and adjusted diluted earnings per share, adjusted net income.

2 Refer to pages 12 to 14 of this release for a discussion of the Company’s use of non-GAAP financial measures and a reconciliation of Ocean Transportation operating profit to adjusted Ocean Transportation operating profit.

3 Refer to pages 12 to 14 of this release for a discussion of the Company’s use of non-GAAP financial measures and a reconciliation of CLX2 losses from discontinued operations to the net income effect of CLX2 losses.

TRANSPORTATION INDUSTRY
Ocean Transportation – Third quarter of 2011 compared with 2010
	Quarter Ended September 30,
(dollars in millions)	2011	2010	Change
Revenue	$281.8	$261.8	8%
Operating profit	$28.6	$42.5	-33%
CLX2 shutdown losses included in continuing operations1	6.1	--	NM
Adjusted operating profit1	$34.7	$42.5	-18%
Operating profit margin	10.1%	16.2%
Adjusted operating profit margin2	12.3%	16.2%
Volume (Units)3
Hawaii containers	35,400	34,500	3%
Hawaii automobiles	19,700	19,100	3%
China containers – CLX1	15,400	15,100	2%
Guam containers	3,400	3,500	-3%
1 Refer to pages 12 to 14 of this release for a discussion of the Company’s use of non-GAAP financial measures and a reconciliation of Ocean Transportation operating profit to adjusted Ocean Transportation operating profit.
2 Refer to pages 12 to 14 of this release for a discussion of the Company’s use of non-GAAP financial measures and a reconciliation of Ocean Transportation operating profit margin and adjusted Ocean Transportation operating profit margin.
3 Container volumes included for the period are based on the voyage departure date, but revenue and operating profit are adjusted to reflect the percentage of revenue and operating profit earned during the reporting period for voyages that straddle the beginning and/or end of each reporting period.

Ocean Transportation revenue increased eight percent, or $20.0 million, in the third quarter of 2011 compared to the third quarter of 2010. The revenue increase was principally due to higher fuel surcharges, due to increased fuel prices, and an increase in volume, primarily in the Hawaii trade. These increases were partially offset by lower yields and cargo mix, principally in the China trade.
Total Hawaii container volume increased three percent in the third quarter of 2011 due to a new connecting carrier agreement with a large international carrier that commenced at the end of 2010, and other customer gains. Matson’s Hawaii automobile volume for the quarter was three percent higher than the third quarter of 2010, due to the timing of automobile rental fleet replacement activity. China container volume for CLX1 increased due to increases in westbound demand. Guam volume was lower in 2011 as compared to 2010 due to weaker market conditions and competitive pressures.
Adjusted Ocean Transportation operating profit decreased $7.8 million in the quarter, principally due to lower yields and cargo mix due to competitive pricing pressure, primarily in the China trade. The increase in costs and lower yields were partially offset by higher Hawaii cargo volumes and lower operating expenses. Adjusted operating profit was also impacted by $2.1 million in lower SSAT earnings due to lower volume.

Ocean Transportation – First nine months of 2011 compared with 2010
	Nine Months Ended September 30,
(dollars in millions)	2011	2010	Change
Revenue	$795.0	$748.5	6%
Operating profit	$61.1	$89.9	-32%
CLX2 shutdown losses included in continuing operations1	6.1	--	NM
Adjusted operating profit1	$67.2	$89.9	-25%
Operating profit margin	7.7%	12.0%
Adjusted operating profit margin2	8.5%	12.0%
Volume (Units)3
Hawaii containers	105,000	99,600	5%
Hawaii automobiles	61,300	62,000	-1%
China containers – CLX1	43,200	46,000	-6%
Guam containers	10,100	11,200	-10%
1 Refer to pages 12 to 14 of this release for a discussion of the Company’s use of non-GAAP financial measures and a reconciliation of Ocean Transportation operating profit to adjusted Ocean Transportation operating profit.
2 Refer to pages 12 to 14 of this release for a discussion of the Company’s use of non-GAAP financial measures and a reconciliation of Ocean Transportation operating profit margin and adjusted Ocean Transportation operating profit margin.
3 Container volumes included for the period are based on the voyage departure date, but revenue and operating profit are adjusted to reflect the percentage of revenue and operating profit earned during the reporting period for voyages that straddle the beginning and/or end of each reporting period.

Ocean Transportation revenue increased six percent, or $46.5 million, in the first nine months of 2011 compared to the first nine months of 2010. The revenue increase was principally due to higher fuel surcharges, due to higher fuel prices, as well as net volume growth, principally in Hawaii. These increases were partially offset by lower yields and cargo mix in the China and Hawaii trades.
Total Hawaii container volume increased five percent in the first nine months of 2011 due to the same factors cited for the quarter and also growth in the overall market earlier in the year. Matson’s Hawaii automobile volume for the first nine months of the year was one percent lower than the first nine months of 2010, due primarily to the timing of automobile rental fleet replacement activity. China container volume for CLX1 decreased due to lower eastbound demand. Guam volume was lower in 2011 as compared to 2010, due to the same reasons cited for the quarter.
Adjusted Ocean Transportation operating profit decreased $22.7 million in the first nine months of 2011, principally due to lower yields and cargo mix due to competitive pricing pressure, principally in the China trade, and higher terminal handling and vessel operating costs. The increase in costs and lower yields were partially offset by higher overall cargo volumes. Adjusted operating profit was also impacted by $3.5 million in lower SSAT earnings due to lower volume.

Logistics Services – Third quarter of 2011 compared with 2010
	Quarter Ended September 30,
(dollars in millions)	2011	2010	Change
Intermodal revenue	$60.9	$52.7	16%
Highway revenue	38.3	39.7	-4%
Total Revenue	$99.2	$92.4	7%
Operating profit	$2.0	$1.8	11%
Operating profit margin	2.0%	1.9%

Logistics Services revenue for the third quarter of 2011 increased $6.8 million, or seven percent, compared with the third quarter of 2010. This increase was principally due to higher intermodal volume, partially offset by lower highway volume. Intermodal volume grew seven percent, driven primarily by increased inland activity to support Ocean Transportation’s China business. Highway volume fell by 15 percent due to the loss of certain planned and unplanned full-truckload and less-than-truckload customers.
 Logistics Services operating profit for the third quarter of 2011 increased $0.2 million, or 11 percent, compared with the third quarter of 2010. Operating profit increased principally due to the previously cited higher intermodal volume, partially offset by lower profitability at the Company’s west coast warehouse facilities.

Logistics Services – First nine months of 2011 compared with 2010
	Nine Months Ended September 30,
(dollars in millions)	2011	2010	Change
Intermodal revenue	$178.3	$149.0	20%
Highway revenue	115.3	109.1	6%
Total Revenue	$293.6	$258.1	14%
Operating profit	$5.6	$5.2	8%
Operating profit margin	1.9%	2.0%

Logistics Services revenue for the first nine months of 2011 increased $35.5 million, or 14 percent, compared with the first nine months of 2010. This increase was principally due to higher intermodal and warehouse volume. The increase in warehousing revenue, which is included in highway services revenue, was principally due to customer expansion at the Company’s Savannah facilities. Intermodal volume grew 13 percent due to the same factor cited for the quarter.
Logistics Services operating profit for the first nine months of 2011 increased $0.4 million, or eight percent, compared with the first nine months of 2010. Operating profit increased principally due to the previously cited higher intermodal volume, partially offset by lower profitability at the Company’s west coast warehouse facilities and higher general and administrative costs.

REAL ESTATE INDUSTRY
Real Estate Leasing and Real Estate Sales revenue and operating profit are analyzed before subtracting amounts related to discontinued operations. This is consistent with how the Company evaluates and makes decisions regarding capital allocation, acquisitions, and dispositions for the Company’s real estate businesses. Direct year-over-year comparison of the real estate sales results may not provide a consistent, measurable indicator of future performance because results from period to period are significantly affected by the mix and timing of property sales. Operating results, by virtue of each project’s asset class, geography, and timing, are inherently episodic. Earnings from joint venture investments are not included in segment revenue, but are included in operating profit.

Real Estate Leasing – Third quarter of 2011 compared with 2010
	Quarter Ended September 30,
(dollars in millions)	2011	2010	Change
Revenue	$24.5	$24.4	--%
Operating profit	$9.2	$9.3	-1%
Operating profit margin	37.6%	38.1%
Occupancy Rates:
Mainland	92%	85%	7%
Hawaii	91%	91%	--%
Leasable Space (million sq. ft.):
Mainland	6.5	7.0	-7%
Hawaii	1.4	1.4	--%

Real Estate Leasing revenue for the third quarter of 2011, before subtracting amounts presented as discontinued operations, was slightly higher than 2010, due to higher Mainland occupancies. Operating profit for the third quarter of 2011, before subtracting amounts presented as discontinued operations, was slightly lower than 2010 due to the noncash write-off of lease intangibles related to a tenant bankruptcy and associated lease termination costs, and higher depreciation, partially offset by higher Mainland occupancies.

Real Estate Leasing – First nine months of 2011 compared with 2010
	Nine Months Ended September 30,
(dollars in millions)	2011	2010	Change
Revenue	$75.7	$71.2	6%
Operating profit	$30.2	$26.9	12%
Operating profit margin	39.9%	37.8%
Occupancy Rates:
Mainland	92%	85%	7%
Hawaii	91%	93%	-2%

Real Estate Leasing revenue for the first nine months of 2011, before subtracting amounts presented as discontinued operations, was six percent higher than 2010, principally due to the timing of acquisitions and dispositions and higher U.S. Mainland occupancy. Operating profit for the first nine months of 2011, before subtracting amounts presented as discontinued operations, was 12 percent higher than 2010, principally due to the same reasons cited for the revenue increase.

Real Estate Sales – Third quarter and first nine months of 2011 compared with 2010
	Quarter Ended September 30,
(dollars in millions)	2011	2010	Change
Improved property sales	$8.5	$--	NM
Development sales	0.7	2.6	-73%
Unimproved/other property sales	0.1	1.7	-94%
Total revenue	$9.3	$4.3	2	X
Operating profit (loss) before joint ventures	$4.5	$(1.6)	NM
Earnings (loss) from joint ventures	(1.0)	4.5	NM
Total operating profit	$3.5	$2.9	21%

	Nine Months Ended September 30,
(dollars in millions)	2011	2010	Change
Improved property sales	$45.1	$70.7	-36%
Development sales	5.5	4.7	17%
Unimproved/other property sales	12.8	11.2	14%
Total revenue	$63.4	$86.6	-27%
Operating profit before joint ventures	$25.5	$28.7	-11%
Earnings from joint ventures	0.6	3.6	-83%
Total operating profit	$26.1	$32.3	-19%

The composition of sales in the third quarter and nine months ended September 30, 2011 and 2010 is described below.
2011 Third Quarter:  Real Estate Sales revenue and operating profit, before subtracting amounts presented as discontinued operations, were $9.3 million and $3.5 million, respectively, and included the sales of an industrial property on Maui and one residential unit on Oahu. Operating profit also included $1.0 million of joint venture expenses.
2011 – Nine Months Ended September 30:  Revenue for the first nine months of 2011, before subtracting amounts presented as discontinued operations, was $63.4 million, and included the sales of a retail center in Texas, three commercial properties on Maui and Oahu, an 86-acre vacant parcel and a four-acre vacant parcel on Maui, and four residential units on Oahu. In addition to the sales described above, operating profit of $26.1 million for the first nine months of 2011 included a gain from the sale of the Company’s interest in the Bridgeport Marketplace joint venture development in Valencia, California, a four-acre commercial parcel at the Company’s Kukui’ula joint venture on Kauai, and four residential units on the island of Hawaii, partially offset by ongoing joint venture expenses.
2010 Third Quarter:  Real Estate Sales revenue and operating profit, before subtracting amounts presented as discontinued operations, were $4.3 million and $2.9 million, respectively, and included the sales of a non-core land parcel on Maui, a leased fee parcel on Hawaii, and two residential units on Oahu. Operating profit also included $4.5 million of joint venture earnings, principally due to a $5.1 million gain recognized on a settlement of two mortgage loans owed to a project lender under regulatory supervision, partially offset by general and administrative expenses.
2010 – Nine Months Ended September 30:  Revenue for the first nine months of 2010, before subtracting amounts presented as discontinued operations, was $86.6 million and, in addition to the sales described above, included the sales of Valley Freeway Corporate Park, an industrial property in Washington State, the Mililani Shopping Center on Oahu, a commercial building on Maui, a 75-acre parcel to Kauai County for affordable housing, three residential units on Oahu, and a leased fee parcel and five vacant parcel sales on Maui. Real Estate Sales operating profit for the first nine months of 2010 included, in addition to the sales described above, $3.6 million of joint venture earnings, principally related to the $5.1 million mortgage settlement gain mentioned previously, but was partially offset by joint venture expenses.

AGRIBUSINESS
Agribusiness – Third quarter of 2011 compared with 2010
	Quarter Ended September 30,
(dollars in millions)	2011	2010	Change
Revenue	$38.5	$60.4	-36%
Operating profit	$3.8	$0.8	5	X
Operating profit margin	9.9%	1.3%
Tons sugar produced	74,300	65,900	13%
Tons sugar sold	42,400	78,900	-46%

Agribusiness revenue for the third quarter of 2011 decreased $21.9 million, or 36 percent, compared with the third quarter of 2010. The decrease was due to $22.0 million in lower bulk raw sugar revenue due to the timing of sugar deliveries, and $3.0 million in lower coffee revenues due to the sale of the assets of the coffee operation in the first quarter of 2011. Note that sugar revenue and expenses are recognized upon delivery, not production, of the sugar. These decreases were partially offset by $1.9 million in higher power revenue resulting primarily from higher power prices.
Operating profit for the third quarter of 2011 increased $3.0 million compared to the third quarter of 2010. The increase was primarily due to a $2.4 million improvement in power margins resulting from higher prices, higher volumes sold and lower power production costs in the third quarter of 2011 as compared to the third quarter of 2010. Specialty sugar margins also improved $0.9 million. These increases were partially offset by a $1.1 million decrease in bulk raw sugar margin primarily due to one less sugar voyage occurring in the third quarter of 2011 as compared to the third quarter of 2010.

Agribusiness – First nine months of 2011 compared with 2010
	Nine Months Ended September 30,
(dollars in millions)	2011	2010	Change
Revenue	$99.3	$104.4	-5%
Operating profit	$14.9	$1.5	10	X
Operating profit margin	15.0%	1.4%
Tons sugar produced	148,700	138,400	7%
Tons sugar sold	87,200	113,300	-23%

Agribusiness revenue for the first nine months of 2011 decreased $5.1 million, or five percent, compared with the first nine months of 2010. The decrease was primarily due to a $9.3 million decrease in raw sugar revenue, principally due to the timing of sugar voyages, and a $5.6 million decrease in coffee revenue due to the sale of the assets of the coffee operation in the first quarter of 2011. These were partially offset by higher molasses, power sales and vessel charter revenue.
Operating profit for the first nine months of 2011 increased $13.4 million compared to the first nine months of 2010. The increase was primarily due to $4.0 million higher power margins primarily from higher prices and lower power production costs, $3.3 million improvement in molasses sales margins due to higher sales volumes and prices, $2.2 million in higher specialty sugar margin due to higher prices and lower production costs, and $1.9 million of coffee inventory writedowns last year.
Year-to-date 2011 sugar production was seven percent higher than in 2010 due principally to higher average yields per acre resulting from improved farming practice, improved growing conditions and factory enhancements.

CORPORATE EXPENSES
Corporate expenses were $4.8 million for the third quarter of 2011, compared to $7.7 million for the third quarter of 2010. The decrease in corporate expenses was principally due to lower retirement settlement expenses. Corporate expenses for the first nine months of 2011 declined $5.6 million to $13.2 million, compared to $18.8 million for the first nine months of 2010, primarily due to the same reasons cited for the quarter.

###

Alexander & Baldwin, Inc. is headquartered in Honolulu, Hawaii and is engaged in ocean transportation and logistics services through its subsidiaries, Matson Navigation Company, Inc. and  Matson Logistics, Inc.; in real estate through A&B Properties, Inc.; and in agribusiness through Hawaiian Commercial & Sugar Company. Additional information about A&B may be found at its web site: www.alexanderbaldwin.com.

Statements in this press release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with our Annual Report on Form 10-K and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release. We do not undertake any obligation to update our forward-looking statements.

USE OF NON-GAAP FINANCIAL MEASURES
Alexander & Baldwin, Inc. reports the following measures in accordance with GAAP and on a non-GAAP basis:  (i) net income, (ii) diluted earnings per share, (iii) Ocean Transportation operating profit, and (iv) Ocean Transportation operating profit margin. The Company’s presentation of these non-GAAP financial measures excludes certain losses related to the operation and shutdown of CLX2. Reconciliations of the Company’s GAAP to non-GAAP financial measures for the three and nine months ended September 30, 2011 and 2010 are presented on pages 13 and 14 of this release.
The Company uses these non-GAAP financial measures when evaluating operating performance because management believes that the exclusion of the CLX2 losses described above provides insight into the Company’s core operating results, future cash flow generation, and the underlying business trends affecting performance on a consistent and comparable basis from period to period. A&B provides this information to investors as an additional means of evaluating ongoing core operations. The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

ALEXANDER & BALDWIN
Reconciliation of GAAP to Non-GAAP Measures
(In Millions, Except Per Share Amounts, Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Net Income	$8.7	$25.7	$32.6	$71.9
Net Income Effect of CLX2 Losses: Pre-tax CLX2 Losses in Continuing Operations1	6.1	--	6.1	--
Pre-tax CLX2 Losses in Discontinued Operations	22.4	2.1	52.9	2.1
Total Pre-tax CLX2 Losses	28.5	2.1	59.0	2.1
Tax Effect	(10.8)	(0.8)	(22.2)	(0.8)
Net Income Effect of CLX2 Losses	17.7	1.3	36.8	1.3
Adjusted Net Income	$26.4	$27.0	$69.4	$73.2

Diluted Earnings Per Share, Net Income	$0.21	$0.62	$0.77	$1.74
Diluted Earnings Per Share, Net Income Effect of CLX2 Losses	$0.42	$0.03	$0.88	$0.03
Diluted Earnings Per Share, Adjusted Net Income	$0.63	$0.65	$1.65	$1.77

CLX2 Losses from Discontinued Operations (net of income taxes)	$14.0	$1.3	$33.1	$1.3
After-tax CLX2 Losses in Continuing Operations1	3.7	--	3.7	--
Net Income Effect of CLX2 Losses	$17.7	$1.3	$36.8	$1.3

1 Represents losses incurred due to the operation and/or shut down of CLX2 that do not meet the criteria to be classified as discontinued operations. For example, repositioning costs for excess CLX2 containers for use in ongoing operations do not qualify as discontinued operations.

ALEXANDER & BALDWIN
Reconciliation of GAAP to Non-GAAP Measures (Continued)
(In Millions, Except Per Share Amounts, Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Ocean Transportation Operating Profit	$28.6	$42.5	$61.1	$89.9
Pre-tax CLX2 Losses in Continuing Operations1	6.1	--	6.1	--
Adjusted Ocean Transportation Operating Profit	$34.7	$42.5	$67.2	$89.9

Ocean Transportation Operating Profit	$28.6	$42.5	$61.1	$89.9
Divided by Ocean Transportation Revenue	$281.8	$261.8	$795.0	$748.5
Ocean Transportation Operating Profit Margin %	10.1	16.2	7.7	12.0

Adjusted Ocean Transportation Operating Profit	$34.7	$42.5	$67.2	$89.9
Divided by Ocean Transportation Revenue	$281.8	$261.8	$795.0	$748.5
Adjusted Ocean Transportation Operating Profit Margin %	12.3	16.2	8.5	12.0

1 Represents losses incurred due to the shut down of CLX2 that do not meet the criteria to be classified as discontinued operations. For example, repositioning costs for excess CLX2 containers for use in ongoing operations do not qualify as discontinued operations.

ALEXANDER & BALDWIN
Industry Segment Data, Net Income (Condensed)
(In Millions, Except Per Share Amounts, Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
Revenue:	2011	2010	2011	2010
Transportation
Ocean Transportation	$303.8	$267.5	$887.6	$754.2
Logistics Services	99.2	92.4	293.6	258.1
Less Amounts Reported In Discontinued Operations	(22.0)	(5.7)	(92.6)	(5.7)
Real Estate
Leasing	24.5	24.4	75.7	71.2
Sales	9.3	4.3	63.4	86.6
Less Amounts Reported In Discontinued Operations	(8.8)	(3.3)	(47.2)	(82.3)
Agribusiness	38.5	60.4	99.3	104.4
Reconciling Items	(4.3)	(2.7)	(17.7)	(10.5)
Total Revenue	$440.2	$437.3	$1,262.1	$1,176.0

Operating Profit, Net Income:
Transportation
Ocean Transportation	$6.2	$40.4	$8.2	$87.8
Logistics Services	2.0	1.8	5.6	5.2
Plus Amounts Reported In Discontinued Operations	22.4	2.1	52.9	2.1
Real Estate
Leasing	9.2	9.3	30.2	26.9
Sales	3.5	2.9	26.1	32.3
Less Amounts Reported In Discontinued Operations	(7.0)	(2.1)	(23.4)	(35.4)
Agribusiness	3.8	0.8	14.9	1.5
Total Operating Profit	40.1	55.2	114.5	120.4
Interest Expense	(6.3)	(6.3)	(18.6)	(19.3)
General Corporate Expenses	(4.8)	(7.7)	(13.2)	(18.8)
Income From Continuing Operations Before Income Taxes	29.0	41.2	82.7	82.3
Income Taxes	10.7	15.6	31.6	31.8
Income From Continuing Operations	18.3	25.6	51.1	50.5
Income (Losses) from Discontinued Operations (net of income taxes)	(9.6)	0.1	(18.5)	21.4
Net Income	$8.7	$25.7	$32.6	$71.9

Basic Earnings Per Share, Continuing Operations	$0.44	$0.62	$1.23	$1.23
Basic Earnings Per Share, Net Income	$0.21	$0.62	$0.78	$1.75

Diluted Earnings Per Share, Continuing Operations	$0.44	$0.62	$1.22	$1.22
Diluted Earnings Per Share, Net Income	$0.21	$0.62	$0.77	$1.74

Basic Weighted Average Shares Outstanding	41.7	41.3	41.6	41.2
Diluted Weighted Average Shares Outstanding	42.1	41.5	42.0	41.4

ALEXANDER & BALDWIN
Consolidated Balance Sheet (Condensed)
(In Millions, Unaudited)

	September 30,	December 31,
	2011	2010

ASSETS
Current Assets	$286	$264
Investments in Affiliates	349	329
Real Estate Developments	132	122
Property, Net	1,639	1,651
Employee Benefit Plan Assets	3	3
Other Assets	150	126
Total	$2,559	$2,495

LIABILITIES & EQUITY
Current Liabilities	$285	$353
Long-Term Debt, Non-Current Portion	503	386
Liability for Employee Benefit Plans	140	135
Other Long-Term Liabilities	57	54
Deferred Income Taxes	429	431
Shareholders’ Equity	1,145	1,136
Total	$2,559	$2,495

ALEXANDER & BALDWIN
Condensed Cash Flow Table
(In Millions, Unaudited)

	Year-to-Date September 30,
	2011	2010	Change
Cash Flow from Operating Activities	$42	$81	-48%

Capital Expenditures (1)
Transportation	(40)	(26)	54%
Real Estate	(6)	(8)	-25%
Agribusiness	(5)	(5)	--%
Total Capital Expenditures	(51)	(39)	31%

Other Investing Activities, Net	(5)	(38)	-87%
Cash Used in Investing Activities	$(56)	$(77)	-27%

Net Debt Proceeds	48	29	66%
Proceeds from Issuances of Capital Stock,
Including Excess Tax Benefit	9	4	2X
Dividends Paid	(40)	(39)	3%
Cash Provided by (Used in) Financing Activities	$17	$(6)	NM

Net Increase (Decrease) in Cash	$3	$(2)	NM %
(1)	Excludes non-cash 1031 exchange transactions and real estate development activity.

ALEXANDER & BALDWIN
2011 and 2010 Third-Quarter and Nine Month Results (Condensed)
(In Millions, Except Per Share Amounts, Unaudited)

	2011	2010
Three Months Ended September 30:
Revenue	$440.2	$437.3
Income From Continuing Operations	$18.3	$25.6
Income (Losses) From Discontinued Operations1	$(9.6)	$0.1
Net Income	$8.7	$25.7
Basic Earnings Per Share
Continuing Operations	$0.44	$0.62
Net Income	$0.21	$0.62
Diluted Earnings Per Share
Continuing Operations	$0.44	$0.62
Net Income	$0.21	$0.62
Basic Weighted Average Shares Outstanding	41.7	41.3
Diluted Weighted Average Shares Outstanding	42.1	41.5
	2011	2010
Nine Months Ended September 30:
Revenue	$1,262.1	$1,176.0
Income From Continuing Operations	$51.1	$50.5
Income (Losses) From Discontinued Operations1	$(18.5)	$21.4
Net Income	$32.6	$71.9
Basic Earnings Per Share
Continuing Operations	$1.23	$1.23
Net Income	$0.78	$1.75
Diluted Earnings Per Share
Continuing Operations	$1.22	$1.22
Net Income	$0.77	$1.74
Basic Weighted Average Shares Outstanding	41.6	41.2
Diluted Weighted Average Shares Outstanding	42.0	41.4

1Income (losses) from discontinued operations consisted of the following (in millions):
	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Sales of real estate assets	$4.3	$0.4	$13.8	$19.5
Real estate leasing operations	0.1	1.0	0.8	3.2
CLX2 operating and shutdown losses	(14.0)	(1.3)	(33.1)	(1.3)
	$(9.6)	$0.1	$(18.5)	$21.4

In addition to the above losses classified as discontinued operations for both the quarter and nine months ended September 30, 2011, the Company incurred approximately $3.7 million, net of tax, in additional losses that did not meet the criteria to be classified as discontinued operations. These losses were primarily related to the repositioning of containers that will continue to be used in the Company’s ongoing operations.